AllianceBernstein Variable Products Series
Fund, Inc.	Exhibit 77M
-- Balanced Wealth Portfolio
[811-5398]


	On September 26, 2008,
AllianceBernstein Variable Products Series
Fund, Inc.(?AVP?)?Balanced Wealth
Portfolio (the ?Acquiring Portfolio?)
acquired the assets and liabilities of AVP-
AllianceBernstein Balanced Shares Portfolio
(the ?Acquisition?). The Board of Directors of AVP approved the Acquisition on June
11, 2008. The Acquisition did not require approval by stockholders of either Portfolio.
The related Plan of Acquisition and
Liquidation for the Acquisition is attached hereto as Exhibit 77Q1.








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